SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2003

FIRST NATIONAL BANKSHARES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	33-14252	62-1306172
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Cedar Street, Ronceverte, WV 24970

(Address of Principal Executive Offices) (Zip Code)

(304) 647-4500

(Registrant's Telephone Number, including Area Code)

ITEM 7.     FINANCIAL STATEMENTS AND OTHER EXHIBITS

       Exhibit 99.1 Press Release Dated May 8, 2003

ITEM 9.     REGULATION FD DISCLOSURE

        On May 8, 2003, First National Bankshares Corporation announced its financial results for the quarter ended March 31, 2003. The press release announcing financial results for the quarter ended March 31, 2003 is filed as Exhibit 99.1 and incorporated herein by reference.

        This information is being furnished pursuant to Item 12 of Form 8-K and is being presented under Item 9 as provided in the Commission’s interim guidance regarding Form 8-K Item 11 and Item 12 filing requirements (Release No. 34-47583).

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST NATIONAL BANKSHARES CORPORATION

Date: May 8, 2003	By: /s/ Matthew L. Burns Matthew L. Burns Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                                               Description

    99.1                         Press release dated May 8, 2003 incorporated herein by reference.

EXHIBIT 99.1
PRESS RELEASE DATED MAY 8, 2003

First National Bankshares Corporation Announces
Increase in First Quarter Earnings

        First National Bankshares Corporation (“First National”) reported first quarter 2003 net income of $293,000 or $0.30 per diluted share, up 30.2% compared to the $225,000 or $0.23 per diluted share reported in the first quarter of 2002. On an annualized basis, first quarter earnings generated a return on average shareholders’ equity of 9.2% and a return on average assets of 0.77% compared to 7.6% and 0.67%, respectively, for 2002‘s first quarter. Key components to the earnings improvement were growth in net interest income and non-interest income.

Net Interest Income

        Net interest income, which totaled $1,495,000 for the three months ended March 31, 2003, improved by $111,000 or 8.0% in the first quarter of 2003 compared to 2002‘s first quarter net interest income of $1,384,000. The favorable variance is predominantly due to First National’s loan growth, which is discussed in further detail below. Although First National’s tax equivalent net interest margin contracted approximately 20 basis points in a quarter-to-quarter comparison (4.2% in 2003 and 4.4% in 2002, respectively), First National’s margin has improved since the fourth quarter of 2002 (4.1%). The improvement coincides with loan growth over the past two quarters. Future improvements in the margin will likely be dependent upon First National’s continued success in loan growth and its ability to control its interest cost.

Non-Interest Income

        Non-interest income, which totaled $285,000 for the three months ended March 31, 2003, increased by $95,000 or 50.0% compared to 2002‘s first quarter non-interest income of $190,000. Improvements were recognized among all components of non-interest income, with secondary market loan fees accounting for the largest improvement. This fee source, which has experienced growth due to the low interest rate environment, increased $32,000 over the same period of 2002, representing a 50.0% favorable variance.

Balance Sheet Trends

        First National reported loan growth of $4,384,000 or 4.0% for the first quarter of 2003, which when included with the fourth quarter of 2002 loan growth, equates to an increase in gross loans of $7,859,000 over the past six months, an increase of 7.3% over this same period. Much of the growth has been generated from First National’s newest branch location in Covington, Virginia. This location, which opened in February 2002, was responsible for $2,800,000 in net loan growth during the first quarter of 2003. Since it opened, the office’s net loan growth has been approximately $9,700,000. First National’s three West Virginia locations posted loan growth of $1,584,000 during the first quarter of 2003.

        Deposits decreased $364,000 during the quarter following a $19,633,000 increase in 2002. Management has chosen to control its deposit pricing, which in turn has slowed the deposit growth. For much of 2002, the deposit growth outpaced loan growth resulting in a year end loan to deposit ratio of 82.1%. One of management’s goals for 2003 was to stimulate loan growth and thereby “leverage” the deposits, rather than having deposit growth fund lower-yielding assets, such as securities and overnight investments. First National’s strategy proved successful in the first quarter. By managing deposit growth and growing loans, First National’s loan to deposit ratio has increased to 85.8% at the current quarter end. As discussed above, this has improved First National’s net interest margin compared to the fourth quarter of 2002 and has aided in the improved earnings performance.

Credit Quality

        During the quarter, First National recorded a provision for loan losses of $90,000, which compared to a provision of $105,000 for the first quarter of 2002. At quarter end, the allowance for loan losses was 0.93% of total loans, which is approximately the same ratio at December 31, 2002. Net charge-offs were $53,000 during the current quarter versus $33,000 in 2002‘s first quarter and $105,000 for all of 2002. Non-performing assets decreased from $463,000 at December 31, 2002 to $300,000 at March 31, 2003.

        This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to First National’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First National’s forward-looking statements. First National undertakes no obligation to revise these statements following the date of this press release.